EXHIBIT 99.1

Whitestone REIT Declares Dividend

Payout Represents Reduction From Prior Level

HOUSTON, July 2, 2010 (GLOBE NEWSWIRE) -- The Board of Trustees of Whitestone REIT, a Community Centered PropertyTM real estate investment trust, today authorized its second quarter dividend of $0.095 per share and operating partnership unit. The amount is a reduction of $0.0175 per share from the Company's previous quarterly dividend level of $0.1125 per share and operating partnership unit and will be paid in three equal installments of $0.03167 per share and operating partnership unit on or about July 8, August 6, and September 7, 2010.

The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission for the offer and sale of a yet unspecified number of common shares in an initial public offering ("IPO"). The registration statement states that the Company intends to list the common shares on the New York Stock Exchange - Amex with the symbol "WSR."

"The decision to reduce the dividend, with the advice of our investment banking group, was to position Whitestone to be in line with market expectations as we prepare to list our shares on the NYSE-Amex stock exchange," said James C. Mastandrea, Whitestone Chairman and Chief Executive Officer. "While the current dividend is 90% of our funds from operations ("FFO") for the first quarter of 2010, the new dividend level, which will be at a lower percentage of FFO, will ensure the long term strength of the Company." Mr. Mastandrea continued, "Future dividend increases will be directly tied to the growth and profitability of the Company. Reducing our dividend level at this time supports our upcoming IPO, listing of our shares, and our strategic plan to grow the Company through acquisitions of value-added Community Centered PropertiesTM."

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are well located value-added commercial properties in established or developing culturally diverse neighborhoods. Whitestone markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods. The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission for the offer and sale of a yet unspecified number of common shares. The registration statement states that the Company intends to list the common shares on the New York Stock Exchange - Amex with the symbol "WSR." Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Vice President Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com